Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of Starburst II, Inc. (“Starburst II”), and all amendments thereto (the “Registration Statement”), as a person who is a prospective director of Starburst II upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of October 15, 2012, as amended from time to time, by and among SOFTBANK CORP., Starburst I, Inc., Starburst II, Starburst III, Inc., and Sprint Nextel Corporation), and to the filing of this consent as an exhibit to the Registration Statement.

Date: February 4, 2013

By:	/s/ Masayoshi Son
Masayoshi Son